EXHIBIT 99.2

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Closing of Sale of Interest in Medallion Pipeline
TULSA, OK - October 30, 2017 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today announced the closing of the previously announced agreement among an affiliate of Global Infrastructure Partners ("GIP"), Laredo’s wholly-owned subsidiary Laredo Midstream Services, LLC ("LMS") and Medallion Midstream Holdings, LLC, which is owned and controlled by an affiliate of The Energy & Minerals Group, whereby GIP purchased 100% of the ownership interests in Medallion Gathering & Processing, LLC ("MGP") for a cash purchase price of $1.825 billion plus potential additional cash consideration. MGP is the sole owner of the Medallion - Midland Basin pipeline system. LMS received net proceeds of approximately $830 million for its 49% interest in MGP, after deduction of its proportionate share of fees and other expenses, but prior to customary post-closing adjustments and taxes. The Company intends to use the net proceeds from the sale primarily to repay debt.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from such properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including, but not limited to, the application of net proceeds, are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2016, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

# # #
Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

17-13

2